SUBSCRIPTION AGREEMENT
                             ----------------------

                          BENTLEY PHARMACEUTICALS, INC.
                          -----------------------------

Bentley Pharmaceuticals, Inc.
Two Urban Centre, Suite 400
4890 West Kennedy Blvd.
Tampa, Florida 33609

                                                               February 11, 1999

Dear Sir or Madam:

                  Upon the  terms  and  subject  to the  conditions  of an Asset
Purchase Agreement, dated February 1, 1999 effective as of December 31, 1998 (the "Asset Purchase Agreement"), between Conrex Pharmaceutical Corporation ("Conrex ") and Yungtai Hsu ("Hsu"), in which Conrex agreed to sell certain of its assets to Hsu, Conrex has agreed to accept 359,282 shares (the "Shares") of common stock, $0.02 par value per share (the "Common Stock") of Bentley Pharmaceuticals, Inc. (the "Company") as part of the Purchase Price (as defined in the Asset Purchase Agreement). Therefore, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Conrex hereby agrees to:

                  1. Subscription. Conrex hereby applies to subscribe for the Shares. Once this Subscription Agreement (this "Agreement") is executed by both Conrex and the Company, it is intended to create a binding agreement between Conrex and the Company with respect to the terms and conditions described below.

                  2.   Representations   and   Warranties   of  Conrex.   Conrex
acknowledges, represents, warrants and agrees as follows:

                                    (a) Organization and  Authorization.  Conrex
is a corporation duly organized, validly existing and in good standing under the laws of the state of New Jersey and is qualified to do business as a foreign corporation in the State of Pennsylvania and has all requisite corporate power and authority to purchase and hold the Shares. Conrex has all requisite corporate power and authority to enter into this Agreement, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement and the consummation by Conrex of the transactions contemplated hereby requires no other proceedings on the part of Conrex. The undersigned signatory has all right, power and authority to execute and deliver this Agreement on behalf of Conrex. This Agreement has been duly executed and delivered by Conrex and, assuming the execution and delivery hereof and thereof by the Company, will constitute the legal, valid and binding obligations of Conrex, enforceable against Conrex in accordance with its terms, except as the

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same  may be  limited  by  applicable  bankruptcy,  insolvency,  reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

                                    (b) Due  Diligence.  Conrex  has  received a
copy of such documents as requested by it, has carefully reviewed such documents, has had the opportunity to obtain any additional information necessary to verify the accuracy of the information contained in such documents and has been given the opportunity to meet with representatives of the Company and to have them answer any questions and provide any additional information regarding the terms and conditions of this particular investment deemed relevant by Conrex, and all such questions have been answered and requested information provided to Conrex's full satisfaction. Among the documents received and reviewed by Conrex are: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (such documents are collectively referred to in this Agreement as the "Exchange Act Reports"); (iii) the Registration Statement and (iv) a Registration Rights Agreement between the Company and Conrex with respect to the Shares, dated as of the date hereof (the "Registration Rights Agreement.") In making its decision to accept the Shares as part of the Purchase Price, Conrex has relied solely upon its review of the documents referred to above and this Agreement and independent investigations made by it or its representatives.

                                    (c) No Legal Advice from the Company. Conrex
acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and tax advisors. Except for any statements or representations of the Company made in this Agreement, in the Exchange Act Reports and in the Registration Rights Agreement, Conrex is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representative or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

                                    (d)  Not  an  Affiliate.  Conrex  is  not an
officer, director or "affiliate" (as that term is defined in Rule 405 of the Act) of the Company.

                                    (e)   Reliance   on   Representations    and
Warranties. Conrex understands that the Shares are being offered and sold to it in reliance on specific provisions of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Conrex set forth in this Agreement in order to determine the applicability of such provisions.

                                    (f) No Registration. Conrex understands that
the sale of the Shares has not been registered under the Act, in reliance upon an exemption therefrom by virtue of Section 4(2) and Regulation D promulgated under the Act. Conrex understands that the Shares must be held indefinitely and may not be offered, transferred, resold, pledged, hypothecated or otherwise disposed of until the sale or other transfer thereof is registered under the Act, pursuant to the terms and conditions of the Registration Rights Agreement or unless an exemption from such registration is available at that time. Conrex is aware that it will be required to bear the financial risks of this investment for an indefinite period of time unless transferred in accordance with the above. Conrex covenants that it will not knowingly make any sale, transfer or other disposition of the Shares or any interest therein in violation of the Act, the Exchange Act of 1934, as amended, or the rules and regulations promulgated under either of said Acts.

                                    (g) Investment  Intent.  Conrex is acquiring
the Shares solely for its own account as principal and not with a view to the distribution thereof to or for the benefit or account of any other person, in whole or in part, and no other person has a direct or indirect beneficial interest in such Shares. Conrex understands and agrees that it must bear the economic risk of its investment in the Shares for an indefinite period of time. Conrex will not take any short position in the Shares and not otherwise engage in any hedging transactions such as option writing, equity swaps or other types of derivative transactions with respect to the Shares.

                                    (h) Additional Transfer Restrictions. Conrex
understands and agrees that, in addition to the restrictions set forth in this Agreement, the following restrictions and limitations are applicable to its purchase and any resales, pledges, hypothecations or other transfers of the
Shares:

                                        (i) The following legend  reflecting all
applicable restrictions will be placed on any certificate(s) or other document(s) evidencing the Shares and Conrex must comply with the terms and conditions set forth in such legends prior to any resales, pledges, hypothecations or other transfers of the Shares:

                                        "THE  SECURITIES   REPRESENTED  BY  THIS
                                        CERTIFICATE  HAVE  NOT  BEEN  REGISTERED
                                        UNDER  THE  SECURITIES  ACT OF 1933,  AS
                                        AMENDED (THE "ACT") OR APPLICABLE  STATE
                                        SECURITIES  LAWS.  THE  SECURITIES  HAVE
                                        BEEN  ACQUIRED FOR  INVESTMENT  PURPOSES
                                        ONLY AND MAY NOT BE  OFFERED  FOR  SALE,
                                        SOLD, HYPOTHECATED, ASSIGNED, PLEDGED OR
                                        OTHERWISE  TRANSFERRED IN THE ABSENCE OF
                                        AN  EFFECTIVE   REGISTRATION   STATEMENT
                                        COVERING THE SECURITIES UNDER THE ACT OR
                                        APPLICABLE  STATE SECURITIES LAWS, OR AN
                                        OPINION OF COUNSEL  SATISFACTORY  TO THE
                                        ISSUER THAT REGISTRATION IS NOT REQUIRED
                                        UNDER  THE  ACT  OR   APPLICABLE   STATE
                                        SECURITIES LAWS."

                                        (ii)  Stop  transfer  instructions  have
been or will be placed on any certificates or other documents evidencing the Shares so as to restrict the resale, pledge, hypothecation or other transfer thereof in accordance with the provisions hereof.

                                    (i)   Termination   of   Restrictions.   The
restrictions upon the transferability of the Shares shall cease and terminate as to any particular Shares (i) when, in the opinion of Parker Chapin Flattau & Klimpl, LLP or other counsel reasonably acceptable to the Company, such restrictions are no longer required in order to assure compliance with the Act or (ii) when, in the opinion of Parker Chapin Flattau & Klimpl, LLP or other counsel reasonably acceptable to the Company, such Shares shall have been registered under the Act or transferred in reliance upon the exemption afforded by Section 4(1) of the Act by virtue of Rule 144.

                                    (j) Indemnification.  Conrex shall indemnify
and hold harmless the Company and each officer, director or control person of any such entity, who is or may be a party or is or may be threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from (i) any actual or alleged misrepresentation or misstatement of facts or omission to represent or state facts made or alleged to have been made by Conrex to the Company, (or its agents or representatives), or omitted or alleged to have been omitted by Conrex, concerning Conrex, or Conrex's authority to invest or financial position in connection with the offering or sale of the Shares, or (ii) any breach of warranty or failure to comply with any covenant contained in this Agreement, including, without limitation, any such misrepresentation, misstatement or omission, or breach of any warranty or covenant, contained herein or any other document submitted by Conrex, against losses, liabilities and expenses for which the Company, or its officers, directors or control persons has not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement in matters settled in accordance with the provision of the following paragraph) incurred by the Company, or such officer, director or control person in connection with such action, suit or proceeding; provided, however, that Conrex will not be liable in any such case for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have found in a final judgment to have arisen primarily from the gross negligence or willful misconduct of the Company or the party claiming a right to indemnification.

                  In case any proceeding shall be instituted involving any person with respect to whom indemnity may be sought, such person (the "Indemnified Party") shall promptly notify Conrex, and Conrex, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others Conrex may designate in such proceedings and shall pay as incurred the fees and expenses of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel at its own expense, except that Conrex shall pay as incurred the fees and expenses of counsel retained by the Indemnified Party in the event that (i) Conrex and the Indemnified Party shall have mutually agreed to the retention of such counsel or, (ii) the named parties to any such proceeding (including any impleaded parties) include both Conrex and the Indemnified Party and representation of both parties by the same counsel would be inappropriate, in the reasonable opinion

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of the Indemnified Party, due to actual or potential differing interests between them. Conrex shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Conrex agrees to indemnify the Indemnified Party to the extent set forth in this Agreement.

                  In the event a claim for indemnification as described herein is determined to be unenforceable by a final judgment of a court of competent jurisdiction, then Conrex shall contribute to the aggregate losses, claims, damages or liabilities to which the Company or its officers, directors, agents, employees or controlling persons may be subject in such amount as is appropriate to reflect the relative benefits received by each of the undersigned and the party seeking contribution on the one hand and the relative faults of Conrex and the party seeking contribution on the other, as well as any relevant equitable considerations.

                  The provisions of this Agreement relating to indemnification and contribution shall survive termination of this Agreement and shall be binding upon any successors or assigns of Conrex.

                                    (k) Opportunity to Ask Questions. Conrex has
had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Company and the transactions contemplated by this Agreement, and all such questions, if any, have been answered to the full satisfaction of Conrex.

                  3. Representations and Warranties of the Company. The Company acknowledges, represents, warrants and agrees as follows:

                                    (a)  Organization  and  Authorization.   The
Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has all req uisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. The Company is not in default or violation of any material term or provision of its Articles of Incorporation or Bylaws nor will the consummation of the transactions contemplated by this Agreement cause any such default or violation. The Company has all requisite corporate power and authority to enter into this Agreement, to sell the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement subject to the above. This Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms.

                                    (b)  Capitalization.  The authorized capital
stock of the Company consists of 35,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock, par value $.02 per share. Upon issuance of the Shares pursuant to the terms of this Agreement and payment therefor pursuant to the terms of an Asset Purchase Agreement between Hsu and the Company, the Shares will be duly authorized, validly issued, fully paid and nonassessable. Upon issuance, the Shares will not be subject to any preemptive or other preferential rights or similar statutory or contractual rights.

                  The Closing shall take place as soon as practicable after (i) due execution by Conrex and acceptance by the Company of this Subscription Agreement and (ii) the closings as contemplated by the Asset Purchase Agreement and the Asset Purchase Agreement between Hsu and the Company.

                  4. Indemnity by the Company. The Company shall indemnify and hold harmless Conrex and each officer, director or control person of Conrex from any claims or demands, including without limitation reasonable attorneys fees and expenses, relating to any liability to ETR and Associates, Robert S. Cohen, Creative Technologies, Inc., a Delaware corporation with offices in Jersey City, New Jersey, and/or each of their respective affiliates, for commissions related to the transactions arising under this Agreement and/or the Asset Purchase Agreement.

                  5.       Miscellaneous.

                                    (a) Notices.  All notices,  demands or other
communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day ("Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close),
(c) one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid) or (d) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to Conrex and to the Company at the addresses indicated below.

                           If to Conrex, to:

                           Conrex Pharmaceutical Corporation
                           5217 West Chester Pike
                           Newtown Square, Pennsylvania 19073
                           Attention:  Phyllis Hsieh
                           Facsimile No.: (610) 355-2453
                           with a copy to:

                           Synnestvedt & Lechner LLP
                           Suite 2600 Aramark Tower
                           1101 Market Street
                           Philadelphia, PA 19107
                           Attention: John T. Synnestvedt
                           Facsimile No.: (215) 923-2189

                           If to the Company, to:

                           Bentley Pharmaceuticals, Inc.
                           Two Urban Centre, Suite 400
                           4890 West Kennedy Blvd.
                           Tampa, Florida 33609
                           Attention:  James R. Murphy
                           Facsimile:  (813) 282-8941

                           With a copy to:

                           Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                           New York, New York 10036
                           Attention: Mark S. Hirsch
                                      Jordan A. Horvath
                           Facsimile: (212) 704-6288


                                    (b) Assignment;  Benefit. This Agreement may
not be assigned by Conrex without the prior written consent of the Company and any assignment without such consent shall be void. This Agreement may be assigned by the Company to any person or entity which purchases all or substantially all of the stock or assets of the Company or is the successor to the Company by merger or consolidation. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Company and of Conrex.

                                    (c)   Severability.    The   invalidity   or
unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                                    (d)   Amendments.   This  Agreement  may  be
amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto.

                                    (e)  Counterparts.  This  Agreement  may  be
executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                    (f) Governing Law. This  Agreement  shall be
governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof, except that if it is necessary in any other jurisdiction to have the law of such other jurisdiction govern this Agreement in order for this Agreement to be effective in any respect, then the laws of such other jurisdiction shall govern this Agreement to such extent.

                                    (g) Arbitration of Disputes

                                        (i) If any controversy or dispute arises
under, out of or in relation to any of the provisions hereof, such controversy or dispute shall be submitted for arbitration in New York, New York before a panel of three arbitrators, one of which shall be selected by the party initiating such arbitration, one of which shall be selected by the other party and the third of which (the "Third Arbitrator") shall be selected by the two arbitrators so selected; provided, however, that in the event that such other arbitrators shall not agree on the selection of the Third Arbitrator, the Third Arbitrator shall be selected by the American Arbitration Association located in New York, New York. Any dispute or controversy submitted to arbitration in accordance with the provisions of this Section shall be determined by such arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing.

                                        (ii)  The   arbitrators  may  award  any
relief which they shall deem proper in the circumstances, without regard to the relief which would otherwise be available to any party in a court of law or equity including, without limitation, an award of money damages, specific performance, injunctive relief and/or declaratory relief, however, such an award may not include punitive damages. The award and findings of the arbitrators shall be conclusive and binding upon all of the parties hereto, whether or not all parties hereto participate in the arbitration proceeding, and judgment upon the award may be entered in any court of competent jurisdiction upon the application of any party. The parties hereby agree that such courts of competent jurisdiction shall include, but not be limited to, the courts located in any jurisdiction in which the party against whom such judgment is being enforced maintains any assets.

                                        (iii) The costs of the  arbitration  and
each party's associated costs shall be borne by the losing party. Notwithstanding the foregoing, if the parties reach a compromise, the costs of the arbitration shall be borne equally by the parties and each party shall bear its own associated costs.

                                        (iv) Notwithstanding the foregoing,  the
parties reserve the right to seek and obtain injunctive relief, whether in the form of a temporary restraining order, preliminary injunction, injunction to enforce an arbitration award, or other order of similar import, from the federal and state courts located in New York, New York prior to, during, or after commencement or prosecution or arbitration proceedings of the final decision and award of the arbitrators; provided, however, that such preliminary injunctive relief shall be subject to final arbitral decisions.

                                        (v)  Each  party  hereby   consents  and
agrees that the federal and state courts located in New York, New York each shall have exclusive personal jurisdiction and proper venue with respect to any such action seeking injunctive or similar relief hereunder. In any dispute between the parties, neither party will raise, and each party hereby expressly waives, any objection or defense to any such court as an inconvenient forum. Each party hereby waives personal service of any summons, complaint or other process, which may be delivered by any of the means permitted for notices under
Section 5(a) hereof.

                                    (h)   Entire   Agreement.   This   Agreement
constitutes the entire agreement between Conrex and the Company with respect to the subject matter hereof.

                                       CONREX  PHARMACEUTICAL CORPORATION


                                       By: /s/ Phyllis Hsieh
                                           ------------------------------
                                           Phyllis Hsieh, President


ACCEPTED AND AGREED:

BENTLEY PHARMACEUTICALS, INC.

By:  /s/ James R. Murphy
     ------------------------------------
     James R. Murphy, Chairman, President
     and Chief Executive Officer